Exhibit 10.4

March 10, 2015

Shahir Fakiri

44 Montgomery Street, Suite 250

San Francisco CA 94104

Re:                                  Amended and Restated Offer Letter

Dear Shahir:

As you know, MyPoints.com, Inc. (“MyPoints”), a subsidiary of United Online, Inc. (“UOL” or “United Online”) and you entered into an offer letter dated July 9, 2013 (the “Offer Letter”), regarding your employment with MyPoints. The parties agree that the Offer Letter is fully amended and restated as set forth herein.

Subject to the approval of the Board of Directors of UOL, you will assume the position of, and your title will be changed to, Senior Vice President and General Manager, Communications and MyPoints, effective on or about Tuesday, March 10, 2015, as determined by the Chief Executive Officer of UOL (such actual start date, the “Effective Date”).

Subject to the approval of the Compensation Committee of the Board of Directors of UOL and effective as of the Effective Date, your new annual base salary shall be $375,000 and the new target value of your annual bonus shall be 60% of your annual base salary (subject to the terms, conditions and metrics of the bonus plan in which you participate) (“Annual Bonus”), which Annual Bonus shall be: (1) payable (if earned in accordance with its terms) no later than March 15 of the year following the performance year and (2) pro-rated for the 2015 performance year based on the Effective Date. For clarity, for the period of time from January 1, 2015 to the Effective Date, the target value of your 2015 annual bonus shall be 50% of $275,000 (which is your base salary in effect as of January 1, 2015). The Annual Bonus amount for which you are eligible will be based on a number of factors which may include some or all of the following, among others: (1) UOL’s and/or business unit performance (2) your own personal performance and achievements, and (3) the terms, conditions and metrics of the bonus plan in which you participate. Annual Bonus eligibility and certain amount determinations will be at UOL’s sole discretion and may be subject to change at any time and from time to time.

In addition to the cash compensation described above, you will also be eligible to receive annual long-term incentive grants based on your performance, subject to approval by the respective applicable Committee of the Board of United Online. The annual grants will be subject to the terms and conditions, including with respect to vesting and exercise, as set forth in the respective individual award agreements and the governing stock incentive plan.

You will be eligible to continue to participate in most of United Online’s benefit programs. This includes medical, dental, vision, and life insurance. You will also be eligible to enroll in (or continue to participate in) the 401(k) Plan and the Employee Stock Purchase Plan.

The specifics of each plan, including eligibility and enrollment dates, will be discussed with you. The benefit programs are subject to change from time to time.

Your employment with MyPoints and UOL or its subsidiaries (together the “Company”) is “at will” and will not be for any specified term, which means that you may resign at any time with or without notice, and the Company may terminate your employment at any time or alter your position, duties, compensation, or title with or without notice. The “at will” nature of all employment with the Company will not and cannot change except by written authorization by the President and Chief Executive Officer of United Online.

By signing this letter, you represent and confirm that, as of your Effective Date, you will not be subject to any restrictions from former employers or otherwise (other than restrictions on the use of third parties’ confidential information) that would preclude you from performing your anticipated duties for the Company. To the extent the Company requests information confirming the accuracy of this representation; this offer is contingent upon you providing such information to the Company. To the extent not already completed, this offer of employment is also contingent upon your successful completion of a background investigation previously authorized by you and execution of standard employment policies of the Company and United Online including the Employee Proprietary Information and Inventions Agreement.

Any representations that may have been made to you, either oral or in writing, contrary to those contained in this letter are superseded by this offer. If you accept this offer, this letter (together with the employment policies, including the Employee Proprietary Information and Inventions Agreement) constitutes the complete agreement of the terms of your employment.

Please contact me if you have any questions.

Sincerely,

/s/ Kesa Tsuda
Kesa Tsuda
Chief People Officer

/s/ Shahir Fakiri
Signature of Acceptance
Shahir Fakiri
Date: March 10, 2015

cc:	Human Resources Department, United Online, Inc.